Exhibit 99.1

Red Robin Gourmet Burgers Board of Directors Reauthorizes $50 Million Stock Repurchase Program

Greenwood Village, Colo. — November 19, 2012 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that the Company’s Board of Directors reauthorized its share repurchase program currently set to expire December 31, 2012. The Board has approved the repurchase of up to $50 million in the Company’s common stock. The share repurchase authorization is effective the earlier of January 1, 2013, or upon completion of the current authorization, and will terminate upon completing repurchases of $50 million of common stock unless otherwise terminated by the Board.

Purchases under the repurchase program may be made in open market or privately negotiated transactions and are expected to comply with applicable Securities and Exchange Commission rules. Purchases may be made from time to time at the Company’s discretion and the timing and amount of any share repurchases will be determined based on share price, market conditions, legal requirements and other factors. The share repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 472 Red Robin® restaurants located across the United States and Canada, including 334 company-owned full-size restaurants and five Red Robin’s Burger Works® locations, and 133 restaurants operating under franchise agreements.

Forward-Looking Statements

This press release contains forward-looking statements about our potential share repurchase activity. These statements are based on our current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Important factors that could cause actual results to differ materially from those contained in our forward-looking statements are set forth in our Annual Report on Form 10-K for the fiscal year ended December 25, 2011, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. We disclaim any intent or obligation to update our forward-looking statements.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

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